EXHIBIT 99.1

Red Robin Gourmet Burgers Appoints Allison Page to its Board of Directors

Greenwood Village, CO – February 7, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”) today announced it has appointed Allison Page to its Board of Directors, effective immediately.

Ms. Page currently serves as the Co-Founder and President at SevenRooms, a data-driven operations, marketing and guest engagement platform that has successfully enabled restaurant and hospitality operators to deliver exceptional guest experiences, streamline operations and drive repeat visits with a fully integrated approach to relationship management. Since SevenRooms’ inception in 2011, Ms. Page has led the company’s strategic vision, product strategy and user-experience design.

“Allison is an accomplished, forward-thinking executive with a deep understanding of technology’s potential to positively impact the hospitality industry,” said David A. Pace, Red Robin’s Board Chair. “She brings a unique consumer lens to revolutionizing the restaurant guest experience. The Board and management team look forward to benefiting from Allison’s expertise as we continue to execute our strategic plan, accelerate Red Robin’s turnaround and transform the business to create significant long-term value for our shareholders.”

Ms. Page said, “I am honored to join Red Robin’s Board and look forward to working with my fellow directors and the Company’s management team to realize the full potential of the iconic Red Robin brand, cultivate meaningful relationships with guests and deliver exceptional dining experiences.”

In the last six months the Company has added four new independent Directors to its Board. The appointment of Ms. Page will expand the Red Robin Board to ten Directors, nine of whom are independent. As previously announced, Director Stuart Oran has decided not to stand for re-election at the 2020 Annual Meeting of Stockholders. Following Mr. Oran’s retirement from the Board, the Company expects that the Board size will be reduced again to nine members.

About Allison Page
Allison Page is an accomplished industry executive with significant experience in restaurants, hospitality, marketing and technology. She currently serves as the Co-Founder and President of SevenRooms. SevenRooms’ clients range from neighborhood restaurants to international, multi-concept hospitality groups including, among others, MGM Resorts, Mandarin Oriental Hotel Group, Bloomin’ Brands, Topgolf, Jumeirah Group, Wolfgang Puck and TAO Group. Under Ms. Page’s leadership the company has transformed the daily operations of properties in more than 250 cities globally and integrated more than 50 platforms with leading technology companies including Google, American Express, Facebook/Instagram, Amazon, TripAdvisor, OpenTable, Stripe, Zomato, Oracle, Agilisys and Toast. SevenRooms is venture-backed by Amazon and Comcast Ventures, and was named a “top company to watch” by Business Insider and Skift. Ms. Page previously served as founding team member at Hodes Weill & Associates, an independent real estate advisory business spun out of Credit Suisse, and began her career as an investment banking analyst at Credit Suisse. She holds a Bachelor’s degree in Finance and Real Estate from The Wharton School at the University of Pennsylvania and was named one of Hospitality Technology’s 2019 Top Women in Restaurant Technology. She currently serves on the Board of Directors for the Pillsbury Institute for Hospitality Entrepreneurship at Cornell University.

About Red Robin
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. At Red Robin, burgers are more than just something guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and cocktails. It’s now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering pickups through Yummm2Go. There are more than 550 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram and Twitter.

For investor relations questions:
Raphael Gross, ICR
(203) 682-8253